Exhibit 99.1

Allegheny Technologies Announces Third Quarter 2011 Results

PITTSBURGH--(BUSINESS WIRE)--October 26, 2011--Allegheny Technologies Incorporated (NYSE: ATI):

Third Quarter 2011 Results

  Sales increased to $1.35 billion, 28% higher than Q3 2010
  Net income attributable to ATI was $70.6 million, or $0.63 per share, excluding Ladish acquisition expenses, compared to Q3 2010 income of $1.0 million, or $0.01 per share
  Net income attributable to ATI was $62.3 million, or $0.56 per share, including Ladish acquisition expenses
  Segment operating profit increased 157%, compared to Q3 2010, to $161.8 million, including $12.5 million of Ladish acquisition expenses
  Gross cost reductions of $87.5 million year-to-date
  Cash on hand increased during the quarter by $63.7 million to $431.5 million
  Net debt to total capitalization declined to 30.3%

Allegheny Technologies Incorporated (NYSE: ATI) reported net income for the third quarter 2011 of $62.3 million, or $0.56 per share, on sales of $1.35 billion. Results included acquisition-related expenses of $8.3 million, net of tax, primarily related to inventory fair value adjustments. Excluding these items, net income was $70.6 million, or $0.63 per share. In the third quarter 2010, ATI reported net income of $1.0 million, or $0.01 per share, on sales of $1.06 billion. Third quarter 2010 results included a tax charge of $0.04 per share.

For the nine months ended September 30, 2011, net income was $182.6 million, or $1.68 per share, on sales of $3.93 billion. Year-to-date 2011 results included $26.8 million of special items, or $0.24 per share, including $21.0 million, net of tax, in Ladish acquisition-related expenses, $3.1 million, net of tax, related to the accelerated recognition of equity-based compensation expense due to executive retirements, and a discrete tax charge of $2.7 million primarily related to foreign income taxes. Excluding these special items, net income was $209.4 million, or $1.92 per share, for the first nine months of 2011.

For the nine months ended September 30, 2010, net income, including special charges, was $55.6 million, or $0.56 per share. Results included non-recurring tax charges of $9.2 million. Excluding these non-recurring tax charges, for the nine months ended September 30, 2010 net income was $64.8 million, or $0.66 per share, on sales of $3.01 billion.

“Our third quarter and year-to-date 2011 results during a time of global economic uncertainty demonstrates the benefits of ATI’s recent strategic investments and focus on key global markets and high-value differentiated products,” said Rich Harshman, Chairman, President and Chief Executive Officer. “Third quarter 2011 sales were 28% higher than the third quarter 2010, and year-to-date 2011 sales were nearly 31% higher than for the same period of 2010. Segment operating profit for the first nine months of 2011, excluding inventory fair value adjustments associated with the Ladish transaction, was $523 million, or 13% of ATI sales, which was within our expected range. This performance represents a 95% increase over the nine months 2010 segment operating profit. In addition, net income, excluding special items, for the first nine months of 2011 more than tripled compared to the same period 2010.”

  ATI’s sales to key global markets, aerospace and defense, oil and gas/chemical process industry, electrical energy, and medical, grew 36% compared to the first nine months of 2010 and represented 70% of ATI sales:
    Sales to the aerospace and defense market grew 46% and represented 28% of ATI sales as the acquisition of Ladish augmented organic growth.
    Sales to the oil and gas/chemical process industry grew 47% and represented 22% of ATI sales.
    Sales to the electrical energy market grew 15% and represented 15% of ATI sales.
    Sales to the medical market grew 16% and represented 5% of ATI sales.
  Direct international sales were 34% of ATI sales.

“Compared to the second quarter 2011, operating profit increased in our High Performance Metals and Engineered Products business segments,” said Mr. Harshman. “Third quarter High Performance Metals segment results were impacted by $12.5 million of purchase inventory accounting charges related to the Ladish acquisition. Idle facility and start-up and qualification costs associated with our titanium sponge operations were $6.2 million in the quarter. Specifically, start-up and qualification costs at our Rowley, Utah facility were $3.3 million, which is a 50% reduction compared to the second quarter 2011. We continue to make good progress at the Rowley facility as we ramp production. We are well into the standard grade qualification program at the Rowley facility and expect start-up and qualification costs to decline further in the fourth quarter. We remain on track to complete the standard qualification process by the end of the first quarter 2012.

“Operating profit in our Flat-Rolled Products segment declined, compared to the second quarter 2011, due to lower demand for most products, increased major maintenance charges of $6 million, and the impact of higher cost raw material purchased in earlier periods, all of which were partially offset by a LIFO benefit.

“Total titanium mill product shipments for the nine months 2011 were 36 million pounds, an increase of 22% compared to the same 2010 period. Titanium shipments in our High Performance Metals segment benefited from a more value-added product mix to the aerospace and medical markets. Titanium shipments in our Flat-Rolled Products segment, including Uniti joint venture conversion, were 15 million pounds year-to-date, 57% higher than the comparable 2010 period, as a result of strong demand from the oil and gas/chemical process industry markets, including a large desalination project.

“High Performance Metals segment backlog grew to over $1.4 billion at the end of the third quarter 2011, compared to $650 million at the end of 2010, reflecting growing global markets and the Ladish acquisition. Demand remains strong from Asian markets, and we expect record sales to Asia in 2011 with year-to-date orders running 70% ahead of the same period in 2010. Much of this demand is from the oil and gas/chemical process industry and electrical energy markets.

“We continued to improve our cost structure with nearly $29 million in gross cost reductions in the third quarter, bringing our year-to-date total gross cost reductions to over $87 million. We expect to exceed our 2011 gross cost reduction goal of $100 million. Our balance sheet remains strong with cash on-hand of over $430 million and net debt to total capitalization of about 30% at the end of September.

“We began foundation construction at our Flat-Rolled Products segment Hot-Rolling and Processing Facility. As previously stated, this project is expected to be completed by the end of 2013. We expect 2011 capital expenditures to be approximately $275 to $300 million.

“Our focus is to continue to deliver quality growth in the future. Over the next three to five years, demand drivers are expected to remain positive in our key global markets of aerospace, oil and gas/chemical process industry, electrical energy, and medical. However, concerns about U.S. and European economies and continued high unemployment levels appear to be negatively impacting short-term consumer and business confidence. This is clearly evident in the more short-cycle GDP-sensitive markets for products like our standard stainless sheet and plate. Demand for our standard stainless products is also negatively impacted by rapidly falling raw material surcharges resulting in customers delaying purchases and managing inventory levels. In addition, these same factors appear to be influencing short-term demand for some of our high-value products from some of our key end markets as many customers are being cautious and keeping inventories lean as we approach year end.

“As a result of these conditions, we now expect 2011 revenues of approximately $5.2 billion and segment operating profit as a percent of revenues in the range of the nine months year-to-date level.

“Although caution exists in the short term, the intermediate and long-term secular growth trends in our key global markets remain in place. We expect demand to be strong in 2012 for our titanium-based alloy, nickel-based alloy and superalloy, and specialty alloy mill products and our highly engineered forgings and castings from the aerospace market. Commercial airframe OEMs have record backlogs and have announced unprecedented production rate ramps through 2014. In addition, ATI benefits from the secular shift to new titanium-intensive airframes, new energy efficient engines, and an expanding aftermarket. Strong growth in demand for many of our products is expected to continue in 2012 from the oil and gas/chemical process industry. Global demand is also expected to grow considerably from the electrical energy market driven by increased need for natural gas turbines, nuclear applications, alternative energy applications, and from the building and rebuilding of transmission infrastructure. Medical market demand for our titanium, zirconium, specialty, and niobium alloys is expected to continue to grow significantly. In addition, we expect business conditions to improve in 2012 for our standard stainless products as inventory levels appear in line and we expect end-market demand to recover.”

	Three Months Ended		Nine Months Ended
	September 30		September 30
	In Millions
	2011	2010	2011	2010

Sales	$1,352.6	$1,058.8	$ 3,931.6	$3,010.2

Net income attributable to ATI before acquisition expenses and other charges	$70.6	$4.9	$ 209.4	$64.8

Acquisition expenses and other charges*	$(8.3)	$(3.9)	$ (26.8)	$(9.2)

Net income attributable to ATI	$62.3	$1.0	$ 182.6	$55.6

	Per Diluted Share

Net income attributable to ATI before acquisition expenses and other charges per common share	$0.63	$0.05	$ 1.92	$0.66

Acquisition expenses and other charges	$(0.07)	$(0.04)	$ (0.24)	$(0.10)

Net income attributable to ATI per common share	$0.56	$0.01	$ 1.68	$0.56

* Third quarter 2011 includes non-recurring Ladish acquisition expenses of $8.3 million. For the nine months ended September 30, 2011, charges include non-recurring Ladish acquisition expenses of $21.0 million, accelerated recognition of equity-based compensation expense due to previously announced executive retirements and a discrete tax charge. For the three and nine months ended September 30, 2010, charges were related to the impact of tax law changes.

Third Quarter 2011 Financial Results

  Sales for the third quarter 2011 increased 27.7% to $1.35 billion, compared to the third quarter 2010, primarily as a result of higher shipments for most high-value products, higher raw material surcharges and increases in average base selling prices for many products. Compared to the third quarter 2010, sales increased 55% in the High Performance Metals segment, 11% in the Flat-Rolled Products segment and 35% in the Engineered Products segment. For the first nine months of 2011, direct international sales increased to 34.1% of total sales. Compared to the second quarter 2011, total sales were flat, as an 8% increase in the High Performance Metals segment offset a 5% decrease in the Flat-Rolled Products segment.
  Third quarter 2011 segment operating profit increased to $161.8 million, or 12.0% of sales, compared to $63.0 million, or 6.0% of sales, for the comparable 2010 period. While operating profit improved in all business segments, results for the third quarter 2011 in the High Performance Metals segment were impacted by $12.5 million of purchase inventory accounting charges from the acquisition of ATI Ladish.
  Net income attributable to ATI for the third quarter 2011 was $62.3 million, or $0.56 per diluted share, compared to $1.0 million, or $0.01 per diluted share, in the third quarter 2010. Results for the third quarter 2011 included acquisition-related expenses of $8.3 million, net of tax, primarily related to inventory fair value adjustments. Excluding these items, net income was $70.6 million, or $0.63 per share.

  The Ladish acquisition was completed on May 9, 2011, for $897.6 million, comprised of the issuance of 7.3 million shares of ATI common stock and the payment of $349.2 million in cash, net of $34.8 million of cash acquired. The acquired operations were renamed ATI Ladish, and results are included in the High Performance Metals segment from the date of the acquisition.
  Cash flow provided by operations for the first nine months of 2011 was $107.5 million. Increased profitability was partially offset by an investment of $390.3 million in managed working capital due to a higher level of business activity.
  Cash on hand at the end of the third quarter 2011 increased $63.7 million to $431.5 million.
  Gross cost reductions, before the effects of inflation, totaled $28.9 million in the third quarter 2011, bringing gross cost reductions for the year to $87.5 million.

High Performance Metals Segment

Market Conditions

  Demand for our titanium and titanium alloy and our nickel-based and specialty alloy mill products was strong from the aerospace, medical, electrical energy, and oil and gas markets. Demand for our titanium alloy, nickel-based alloy and specialty alloy forgings and castings was strong from the aerospace jet engine and airframe markets and the construction and mining market. Demand for our exotic alloys was strong from the electrical energy and medical markets. Major markets in this segment by percentage of year-to-date sales are aerospace and defense: 65%, oil and gas/chemical process industry: 9%, electrical energy: 9%, and medical: 10%. Direct international sales were 38% of segment sales.

Third quarter 2011 compared to third quarter 2010

  Sales were $534.7 million, 55% higher than the third quarter 2010. Mill product shipments increased 29% for nickel-based and specialty alloys and 4% for titanium and titanium alloys primarily due to higher demand from the commercial aerospace market. Exotic alloys shipments decreased 17% primarily due to lower project based demand in the chemical process industry. The 2011 third quarter benefited from the inclusion of a full quarter of ATI Ladish results. Average mill product selling prices increased 12% for titanium and titanium alloys and 9% for nickel-based and specialty alloys primarily due to a favorable product mix, higher raw material indices and improving base prices. Average selling prices for exotic alloys increased 22% primarily due to a favorable mix.
  Segment operating profit increased to $95.7 million, or 17.9% of sales, compared to $72.0 million, or 20.9% of sales, for the third quarter 2010. Segment operating profit included $12.5 million of Ladish acquisition related charges, which are not expected to be significant beyond the third quarter 2011. Excluding purchase inventory accounting charges, segment operation profit was 20.2% of segment sales. The increase in operating profit primarily resulted from higher shipment volumes, improved product pricing, and the benefits of gross cost reductions. Third quarter 2011 segment operating profit was impacted by $9.0 million of idle facility, start-up, and qualification costs associated with our titanium sponge operations and by costs associated with a temporary production outage at our Sheffield U.K. operation. The third quarter 2010 included $12 million of start-up and idle facility costs associated with our titanium sponge operations and approximately $7 million related to a two-week shutdown at our zirconium facilities. In addition, third quarter 2011 segment operating profit included a LIFO inventory valuation reserve charge of $4.2 million. The third quarter 2010 included a LIFO inventory valuation reserve benefit of $4.9 million.
  Results benefited from $12.7 million of gross cost reductions in the third quarter 2011.

Flat-Rolled Products Segment

Market Conditions

  Demand was strong for high-value products from the oil and gas/chemical process industry and aerospace markets and improved from the global automotive market. Third quarter segment titanium shipments, including Uniti joint venture conversion, were a record 5.3 million pounds, a 39% increase compared to the third quarter 2010. Demand declined for our standard stainless sheet and plate products due to the challenging economic environment impacting more short-term GDP sensitive markets in both the U.S. and Europe. Demand for our standard stainless sheet and plate products was also negatively impacted by rapidly falling raw material surcharges resulting in customers delaying purchases and managing inventory levels. Major markets in this segment by percentage of year-to-date sales are aerospace and defense: 7%, oil and gas/chemical process industry: 30%, electrical energy: 21%, medical: 3%, and consumer durables: 20%. Direct international sales were 33% of segment sales.

Third quarter 2011 compared to third quarter 2010

  Sales increased to $689.6 million, 11.4% higher than the third quarter 2010, primarily due to improved base-selling prices for most high-value products. Shipments of high-value products increased 8% while shipments of standard stainless products (sheet and plate) decreased 12%. Average transaction prices, which include surcharges, for high-value products increased 16% while average transaction prices for standard stainless products increased 6%.
  Segment operating profit improved to $58.8 million, or 8.5% of sales, compared to a loss of $11.8 million for the third quarter 2010 as a result of the increase in sales and a better matching of raw material costs and surcharges. The third quarter 2011 included a LIFO inventory valuation reserve benefit of $24.0 million due primarily to declining nickel prices. The third quarter 2010 included a LIFO inventory valuation reserve charge of $38.9 million.
  Results benefited from $11.5 million in gross cost reductions in the third quarter 2011.

Engineered Products Segment

Market Conditions

  Demand improved from the oil and gas, cutting tool, transportation, construction and mining, aerospace, and electrical energy markets. Major markets in this segment by percentage of year-to-date sales are aerospace and defense: 8%, oil and gas/chemical process industry: 27%, electrical energy: 8%, medical: 2%, machine and cutting tools: 17%, transportation: 16%, and construction and mining: 13%. Direct international sales were 23% of segment sales.

Third quarter 2011 compared to third quarter 2010

  Sales increased to $128.3 million, an increase of 34.8% compared to the third quarter 2010, primarily as a result of the improved demand and higher prices for tungsten-based and carbon alloy steel forging products.
  Segment operating profit was $7.3 million for the third quarter 2011, compared to $2.8 million in the third quarter 2010. Results for the third quarter 2011 included a LIFO inventory valuation reserve charge of $7.3 million due primarily to higher tungsten raw material costs, compared to a $1.2 million LIFO inventory valuation reserve charge for the comparable 2010 period.
  Results benefited from $4.7 million of gross cost reductions in the third quarter 2011.

Other Expenses

  Corporate expenses for the third quarter 2011 were $20.9 million, compared to $13.4 million in the year-ago period. The increase in corporate expenses was primarily related to higher incentive compensation expenses associated with long-term performance plans.

  Interest expense, net of interest income, was $23.4 million for the third quarter 2011, compared to $16.4 million in the third quarter 2010. The increase in interest expense was primarily due to the January 7, 2011 issuance of $500 million of 5.95% Notes due 2021, and debt assumed in the Ladish acquisition.
  Capitalized interest on major strategic capital projects reduced interest expense by $3.1 million for the third quarter 2011 compared to $2.6 million for the comparable 2010 period.
  Other expenses, which include expenses related to closed operations, for the third quarter 2011 were $2.9 million compared to $1.2 million in the year-ago period.

Retirement Benefit Expense

  Retirement benefit expense, which includes pension expense and other postretirement expense, decreased to $19.2 million in the third quarter 2011, compared to $22.5 million in the third quarter 2010. This decrease was primarily due to higher than expected returns on pension plan assets in 2010 and the benefits resulting from our voluntary pension contributions made over the last several years.
  For the third quarter 2011, retirement benefit expense of $13.6 million was included in cost of sales and $5.6 million was included in selling and administrative expenses. For the third quarter 2010, the amount of retirement benefit expense included in cost of sales was $16.1 million, and the amount included in selling and administrative expenses was $6.4 million.

Income Taxes

  The third quarter 2011 provision for income taxes was $31.2 million, or 32.7% of income before tax.

Cash Flow, Working Capital and Debt

  Cash on hand was $431.5 million at September 30, 2011, a decrease of $0.8 million from year-end 2010.
  Cash flow provided by operations for the first nine months of 2011 was $107.5 million. Increased profitability was partially offset by an investment of $390.3 million in managed working capital due to a higher level of business.
  The $390.3 million growth in managed working capital resulted from a $140.9 million increase in accounts receivable and a $299.6 million increase in inventory, partially offset by a $50.2 million increase in accounts payable.
  At September 30, 2011, managed working capital was 34.6% of annualized sales, compared to 34.4% of annualized sales at year-end 2010. We define managed working capital as accounts receivable plus gross inventories less accounts payable.
  Cash used in investing activities was $515.0 million in the first nine months of 2011, including $349.2 million for the Ladish acquisition and $168.8 million of capital expenditures.
  Cash provided by financing activities was $406.7 million in the first nine months 2011, and included $495.0 million in net proceeds from the issuance of $500 million of 5.95% Notes due January 2021, dividend payments of $55.7 million and $28.9 million of net debt retirements.
  Net debt as a percentage of total capitalization was 30.3% at the end of the third quarter 2011 compared to 23.6% at the end of 2010. Total debt to total capital was 37.2% at September 30, 2011, compared to 34.3% at the end of 2010.
  There were no borrowings outstanding under ATI’s $400 million unsecured domestic borrowing facility, although a portion of the letters of credit capacity was utilized.

Allegheny Technologies will conduct a conference call with investors and analysts on Wednesday, October 26, 2011, at 1:00 p.m. ET to discuss the financial results. The conference call will be broadcast live on www.ATImetals.com. To access the broadcast, click on “Conference Call”. Replay of the conference call will be available on the Allegheny Technologies website.

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Certain statements in this news release relate to future events and expectations and, as such, constitute forward-looking statements. Forward-looking statements include those containing such words as “anticipates,” “believes,” “estimates,” “expects,” “would,” “should,” “will,” “will likely result,” “forecast,” “outlook,” “projects,” and similar expressions. Forward-looking statements are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which we are unable to predict or control, that may cause our actual results, performance or achievements to materially differ from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include: (a) material adverse changes in economic or industry conditions generally, including global supply and demand conditions and prices for our specialty metals; (b) material adverse changes in the markets we serve, including the aerospace and defense, electrical energy, chemical process industry, oil and gas, medical, automotive, construction and mining, and other markets; (c) our inability to achieve the level of cost savings, productivity improvements, synergies, growth or other benefits anticipated by management, from the Ladish acquisition and other strategic investments and the integration of acquired businesses, whether due to significant increases in energy, raw materials or employee benefits costs, the possibility of project cost overruns or unanticipated costs and expenses, or other factors; (d) volatility of prices and availability of supply of the raw materials that are critical to the manufacture of our products; (e) declines in the value of our defined benefit pension plan assets or unfavorable changes in laws or regulations that govern pension plan funding; (f) significant legal proceedings or investigations adverse to us; and (g) other risk factors summarized in our Annual Report on Form 10-K for the year ended December 31, 2010, and in other reports filed with the Securities and Exchange Commission. We assume no duty to update our forward-looking statements.

Building the World’s Best Specialty Metals Company®

Allegheny Technologies Incorporated is one of the largest and most diversified specialty metals producers in the world with revenues of approximately $5.0 billion for the last twelve months. ATI has approximately 11,300 full-time employees world-wide who use innovative technologies to offer global markets a wide range of specialty metals solutions. Our major markets are aerospace and defense, oil and gas/chemical process industry, electrical energy, medical, automotive, food equipment and appliance, machine and cutting tools, and construction and mining. Our products include titanium and titanium alloys, nickel-based alloys and superalloys, grain-oriented electrical steel, stainless and specialty steels, zirconium, hafnium, niobium, tungsten materials, forgings, castings, and fabrication and machining capabilities. The ATI website is www.ATImetals.com.

Allegheny Technologies Incorporated and Subsidiaries
Consolidated Statements of Income
(Unaudited, dollars in millions, except per share amounts)

		Three Months Ended		Nine Months Ended
		September 30		September 30
		2011	2010	2011	2010

	Sales	$1,352.6	$1,058.8	$3,931.6	$3,010.2
	Costs and expenses:
	Cost of sales	1,136.8	969.0	3,287.4	2,647.2
	Selling and administrative expenses	96.7	65.9	284.7	216.1
	Income before interest, other income and income taxes	119.1	23.9	359.5	146.9
	Interest expense, net	(23.4)	(16.4)	(70.1)	(46.4)
	Other income (expense), net	(0.3)	2.0	0.1	2.6
	Income before income tax provision	95.4	9.5	289.5	103.1
	Income tax provision	31.2	6.2	100.6	41.8

	Net income	64.2	3.3	188.9	61.3

Less:	Net income attributable to noncontrolling interests	1.9	2.3	6.3	5.7

	Net income attributable to ATI	$62.3	$1.0	$182.6	$55.6

	Basic net income attributable to ATI per common share	$0.59	$0.01	$1.80	$0.57

	Diluted net income attributable to ATI per common share	$0.56	$0.01	$1.68	$0.56

	Weighted average common shares outstanding -- basic (millions)	105.1	97.5	101.6	97.4

	Weighted average common shares outstanding -- diluted (millions)	116.5	98.6	113.0	98.7

	Actual common shares outstanding-- end of period (millions)	106.4	98.6	106.4	98.6

Allegheny Technologies Incorporated and Subsidiaries
Sales and Operating Profit by Business Segment
(Unaudited - Dollars in millions)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2011	2010	2011	2010
Sales:
High Performance Metals	$534.7	$344.4	$1,431.3	$988.5
Flat-Rolled Products	689.6	619.2	2,127.5	1,751.1
Engineered Products	128.3	95.2	372.8	270.6

Total External Sales	$1,352.6	$1,058.8	$3,931.6	$3,010.2

Operating Profit (Loss):

High Performance Metals	$95.7	$72.0	$274.2	$194.3
% of Sales	17.9%	20.9%	19.2%	19.7%

Flat-Rolled Products	58.8	(11.8)	195.9	61.7
% of Sales	8.5%	-1.9%	9.2%	3.5%

Engineered Products	7.3	2.8	27.5	12.5
% of Sales	5.7%	2.9%	7.4%	4.6%

Operating Profit	161.8	63.0	497.6	268.5
% of Sales	12.0%	6.0%	12.7%	8.9%

Corporate expenses	(20.9)	(13.4)	(72.5)	(40.7)

Interest expense, net	(23.4)	(16.4)	(70.1)	(46.4)

Other expense, net of gains on asset sales	(2.9)	(1.2)	(7.6)	(10.9)

Retirement benefit expense	(19.2)	(22.5)	(57.9)	(67.4)

Income before income taxes	$95.4	$9.5	$289.5	$103.1

Allegheny Technologies Incorporated and Subsidiaries
Consolidated Balance Sheets
(Current period unaudited--Dollars in millions)

	September 30,	December 31,
	2011	2010
ASSETS

Current Assets:
Cash and cash equivalents	$431.5	$432.3
Accounts receivable, net of allowances for doubtful accounts of $6.8 and $5.6 at September 30, 2011 and December 31, 2010, respectively	769.3	545.4
Inventories, net	1,434.5	1,024.5
Prepaid expenses and other current assets	54.2	112.9
Total Current Assets	2,689.5	2,115.1

Property, plant and equipment, net	2,307.5	1,989.3
Cost in excess of net assets acquired	740.6	206.8
Other assets	389.4	182.4

Total Assets	$6,127.0	$4,493.6

LIABILITIES AND EQUITY

Current Liabilities:
Accounts payable	$491.8	$394.1
Accrued liabilities	315.8	249.9
Deferred income taxes	26.0	5.6
Short term debt and current portion of long-term debt	144.9	141.4
Total Current Liabilities	978.5	791.0

Long-term debt	1,483.4	921.9
Accrued postretirement benefits	439.6	423.8
Pension liabilities	94.1	58.3
Deferred income taxes	169.7	68.6
Other long-term liabilities	120.4	100.6
Total Liabilities	3,285.7	2,364.2

Total ATI stockholders' equity	2,748.7	2,040.8
Noncontrolling interests	92.6	88.6
Total Equity	2,841.3	2,129.4

Total Liabilities and Equity	$6,127.0	$4,493.6

Allegheny Technologies Incorporated and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited - Dollars in millions)
	Nine Months Ended
	September 30
	2011	2010

Operating Activities:

Net income	$188.9	$61.3

Depreciation and amortization	127.2	106.0
Deferred taxes	30.1	70.1
Change in managed working capital	(390.3)	(345.2)
Change in retirement benefits	12.6	23.0
Accrued liabilities and other	139.0	20.9
Cash provided by (used in) operating activities	107.5	(63.9)
Investing Activities:
Purchases of property, plant and equipment	(168.8)	(133.2)
Acquisition of business	(349.2)	-
Asset disposals and other	3.0	0.8
Cash used in investing activities	(515.0)	(132.4)
Financing Activities:
Borrowings on long-term debt	500.0	-
Payments on long-term debt and capital leases	(26.9)	(11.3)
Net borrowings (repayments) under credit facilities	(2.0)	0.9
Debt issuance costs	(5.0)	-
Dividends paid to shareholders	(55.7)	(53.0)
Dividends paid to noncontrolling interests	(7.2)	-
Exercises of stock options	1.4	1.1
Taxes on share-based compensation and other	2.1	(6.9)
Cash provided by (used in) financing activities	406.7	(69.2)
Decrease in cash and cash equivalents	(0.8)	(265.5)
Cash and cash equivalents at beginning of period	432.3	708.8
Cash and cash equivalents at end of period	$431.5	$443.3

Allegheny Technologies Incorporated and Subsidiaries
Selected Financial Data - Mill Products
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2011	2010	2011	2010
Mill Products Volume:
High Performance Metals (000's lbs.)
Titanium	6,773	6,515	20,830	19,750
Nickel-based and specialty alloys	11,448	8,858	36,061	26,819
Exotic alloys	976	1,181	3,046	3,305

Flat-Rolled Products (000's lbs.)
High value	122,504	113,738	374,316	337,212
Standard	145,901	166,293	465,955	500,683
Flat-Rolled Products total	268,405	280,031	840,271	837,895

Mill Products Average Prices:
High Performance Metals (per lb.)
Titanium	$22.13	$19.71	$21.49	$19.01
Nickel-based and specialty alloys	$16.40	$15.09	$15.63	$13.96
Exotic alloys	$70.77	$58.18	$66.06	$59.78

Flat-Rolled Products (per lb.)
High value	$3.45	$2.98	$3.33	$2.81
Standard	$1.78	$1.68	$1.86	$1.59
Flat-Rolled Products combined average	$2.54	$2.21	$2.52	$2.08

Mill Products volume and average price information includes shipments to ATI Ladish for all periods presented. High Performance Metals mill product forms include ingot, billet, bar, shapes and rectangles, rod, wire, and seamless tubes.

Allegheny Technologies Incorporated and Subsidiaries
Computation of Basic and Diluted Earnings Per Share
(Unaudited, in millions, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2011	2010	2011	2010
Numerator for Basic net income per common share -
Net income attributable to ATI	$62.3	$1.0	$182.6	$55.6
Effect of dilutive securities:
4.25% Convertible Notes due 2014	2.5	-	7.5	-
Numerator for Dilutive net income per common share -
Net income attributable to ATI after assumed
conversions	$64.8	$1.0	$190.1	$55.6

Denominator for Basic net income per common share -
Weighted average shares outstanding	105.1	97.5	101.6	97.4
Effect of dilutive securities:
Share-based compensation	1.8	1.1	1.8	1.3
4.25% Convertible Notes due 2014	9.6	-	9.6	-
Denominator for Diluted net income per common share -
Adjusted weighted average assuming conversions	116.5	98.6	113.0	98.7

Basic net income attributable to ATI per common share	$0.59	$0.01	$1.80	$0.57

Diluted net income attributable to ATI per common share	$0.56	$0.01	$1.68	$0.56

Allegheny Technologies Incorporated and Subsidiaries
Other Financial Information
Managed Working Capital
(Unaudited - Dollars in millions)

	September 30,	December 31,
	2011	2010

Accounts receivable	$769.3	$545.4
Inventory	1,434.5	1,024.5
Accounts payable	(491.8)	(394.1)
Subtotal	1,712.0	1,175.8

Allowance for doubtful accounts	6.8	5.6
LIFO reserve	159.6	163.0
Corporate and other	61.8	35.3
Managed working capital	$1,940.2	$1,379.7

Annualized prior 2 months sales	$5,602.2	$4,007.7

Managed working capital as a % of annualized sales	34.6%	34.4%

Year to date change in managed working capital	$560.5
Managed working capital acquired	(170.2)
Net change in managed working capital	$390.3

As part of managing the liquidity in our business, we focus on controlling managed working capital, which is defined as gross accounts receivable and gross inventories, less accounts payable. In measuring performance in controlling this managed working capital, we exclude the effects of LIFO inventory valuation reserves, excess and obsolete inventory reserves, and reserves for uncollectible accounts receivable which, due to their nature, are managed separately.

Allegheny Technologies Incorporated and Subsidiaries
Other Financial Information
Debt to Capital
(Unaudited - Dollars in millions)

	September 30,	December 31,
	2011	2010

Total debt	$1,628.3	$1,063.3
Less: Cash	(431.5)	(432.3)
Net debt	$1,196.8	$631.0

Net debt	$1,196.8	$631.0
Total ATI stockholders' equity	2,748.7	2,040.8
Net ATI capital	$3,945.5	$2,671.8

Net debt to ATI capital	30.3%	23.6%

Total debt	$1,628.3	$1,063.3
Total ATI stockholders' equity	2,748.7	2,040.8
Total ATI capital	$4,377.0	$3,104.1

Total debt to total ATI capital	37.2%	34.3%

In managing the overall capital structure of the Company, some of the measures that we focus on are net debt to net capitalization, which is the percentage of debt, net of cash that may be available to reduce borrowings, to the total invested and borrowed capital of ATI (excluding noncontrolling interest), and total debt to total ATI capitalization, which excludes cash balances.

CONTACT:
Allegheny Technologies Incorporated
Dan L. Greenfield, 412-394-3004